EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

                                                             INVESTOR CONTACT:
                                                             Thomas W. Eberhardt
                                                   Director, Treasury Operations
                                                                        374-1949

                                                                  MEDIA CONTACT:
                                                                    Daniel Bauer
                                                                  Vice President
                                                                  (847) 374-1943


                       APAC EXPECTS REVENUES AND EARNINGS
                         TO BE SLIGHTLY BELOW ESTIMATES

     (Deerfield, IL - March 30, 1998) - APAC TeleServices, Inc. (NASDAQ: APAC), a leading provider of outsourced customer service and sales, stated today that revenues and earnings for its first quarter of 1998 will be slightly below estimates due to timing of client initiatives. Revenues are expected to be approximately $91 million compared to prior estimates of $95 million, and earnings of $0.10 - $0.11 per share are anticipated as compared to previous estimates of $0.14 per share.

     The company explains that these timing differences and delays in the implementation of client programs resulted in lower revenue and earnings estimates for the first quarter, but expects to recapture these volumes throughout the remainder of 1998.

     "Our business prospects are very strong," stated Theodore G. Schwartz, APAC chairman and chief executive officer. "I am very bullish on our current business prospects and the expected positive impact of our major business and client initiatives."

     Headquartered in the Chicago suburb of Deerfield, Ill., APAC operates 68 customer contact centers and has more than 14,000 employees in 14 states. The company seeks to optimize the value of its clients' customer relationships by improving customer service, increasing sales, leveraging technology and managing change for corporate growth. Clients include some of the best-managed, most highly respected corporations in America. These organizations represent a wide range of industries including business and consumer products, financial services, insurance, delivery, retail, technology, telecommunications and utilities. The company's Web site address is www.apacteleservices.com.

     Statements contained herein regarding APAC's expected growth, prospective business opportunities and future expansion plans are forward-looking statements that involve substantial risks and uncertainties. In accordance with the Private Securities Litigation Reform Act of 1995, following are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements: There can be no assurance that APAC will be able to maintain or accelerate its growth rate, effectively manage its rapid growth or maintain its profitability. There also can be no assurance that APAC can build out facilities in a timely and economic manner. In the future, APAC may experience excess peak period capacity when it opens a new customer contact center or terminates or completes a large client program. APAC's agreements with its clients generally do not ensure that APAC will generate a specific level of net revenue, do not designate APAC as the client's exclusive service provider, and many are terminable by the client on relatively short notice. In addition, the amount of net revenue APAC generates from a particular client generally is dependent upon customers' interest in, and use of, the client's products or services. Readers are encouraged to review the section captioned "Information Regarding Forward-Looking Statements" on Form 10-K in APAC's Annual Report for the year ended Dec. 29, 1996, which describes other important factors that may impact APAC's business, results of operations and financial condition.

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